TEMPUR SEALY REPORTS THIRD QUARTER RESULTS
- Consolidated Sales Growth of 2%
- Consolidated Gross Margins Expands
- EPS Growth of 14% and Adjusted EPS(1) Growth of 7%
- Robust Third Quarter Cash Flow from Operations of $257 Million

LEXINGTON, KY, November 7, 2024 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the third quarter ended September 30, 2024 and narrowed financial guidance for the full year 2024.

THIRD QUARTER 2024 FINANCIAL SUMMARY

•Total net sales increased 1.8% to $1,300.0 million as compared to $1,277.1 million in the third quarter of 2023, with a decrease of 0.8% in the North America business segment and an increase of 12.4% in the International business segment. On a constant currency basis(1), total net sales increased 1.7%, with a decrease of 0.4% in the North America business segment and an increase of 10.5% in the International business segment.
•Gross margin was 45.4% as compared to 44.9% in the third quarter of 2023. Adjusted gross margin(1) was 46.2% as compared to 45.9% in the third quarter of 2023.
•Operating income increased 10.2% to $201.8 million as compared to $183.2 million in the third quarter of 2023. Adjusted operating income(1) increased 4.2% to $223.7 million as compared to $214.7 million in the third quarter of 2023.
•Net income increased 14.7% to $130.0 million as compared to $113.3 million in the third quarter of 2023. Adjusted net income(1) increased 7.1% to $146.5 million as compared to $136.8 million in the third quarter of 2023.
•Earnings per diluted share ("EPS") increased 14.1% to $0.73 as compared to $0.64 in the third quarter of 2023. Adjusted EPS(1) increased 6.5% to $0.82 as compared to $0.77 in the third quarter of 2023.
•Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.41 times for the trailing twelve months ended September 30, 2024 compared to 2.89 times for the trailing twelve months ended September 30, 2023.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	September 30, 2024	September 30, 2023
Net sales	$1,300.0	$1,277.1	1.8%
Net income	$130.0	$113.3	14.7%
Adjusted net income (1)	$146.5	$136.8	7.1%
EPS	$0.73	$0.64	14.1%
Adjusted EPS (1)	$0.82	$0.77	6.5%

Company Chairman and CEO Scott Thompson commented, "We are pleased with our performance in the third quarter. Our global market outperformance, led by double-digit growth in our international segment, resulted in consolidated sales growth year-over-year despite the global bedding industry continuing to perform significantly below historical trends. Sales growth coupled with our operational efficiency initiatives and diverse business platform resulted in solid growth in both adjusted EBITDA and adjusted EPS. We continue to see our investments in product, people, and advertising as foundational to our long-term success."
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 0.8% to $1,015.3 million as compared to $1,023.7 million in the third quarter of 2023, primarily driven by continued macroeconomic pressures impacting U.S. consumer behavior. Net sales through the wholesale channel decreased $6.7 million, or 0.8%, to $878.4 million as compared to the third quarter of 2023. Net sales through the direct channel decreased $1.7 million, or 1.2%, to $136.9 million as compared to the third quarter of 2023.

North America gross margin was 42.0%, consistent with the third quarter of 2023. Adjusted gross margin(1) declined 10 basis points to 43.1% as compared to 43.2% in the third quarter of 2023. The decline was primarily driven by the mix impact of the new distribution win for our OEM business, partially offset by favorable commodity costs and operational efficiencies.

North America operating margin was 19.0% as compared to 19.1% in the third quarter of 2023. Adjusted operating margin(1) declined 20 basis points to 20.1% as compared to 20.3% in the third quarter of 2023. The decline was primarily driven by the decline in gross margin and operating expense deleverage.

International net sales increased 12.4% to $284.7 million as compared to $253.4 million in the third quarter of 2023, primarily driven by the success of new product launches. On a constant currency basis(1), International net sales increased 10.5% as compared to the third quarter of 2023. Net sales through the wholesale channel increased $13.9 million, or 15.5%, to $103.4 million as compared to the third quarter of 2023. Net sales through the direct channel increased $17.4 million, or 10.6%, to $181.3 million as compared to the third quarter of 2023.

International gross margin improved 70 basis points to 57.3% as compared to 56.6% in the third quarter of 2023. The improvement was primarily driven by operational efficiencies.

International operating margin was 18.2% as compared to 15.8% in the third quarter of 2023. Operating margin improved 200 basis points as compared to adjusted operating margin(1) of 16.2% in the third quarter of 2023. There were no adjustments to operating margin in the third quarter of 2024. The improvement was primarily driven by operating expense leverage and the improvement in gross margin, partially offset by Asia joint venture performance.

Corporate operating expense decreased to $43.2 million as compared to $52.3 million in the third quarter of 2023. Adjusted operating expense(1) was $32.0 million as compared to $34.2 million in the third quarter of 2023, primarily driven by reduced variable compensation expense.

Consolidated net income increased 14.7% to $130.0 million as compared to $113.3 million in the third quarter of 2023. Adjusted net income(1) increased 7.1% to $146.5 million as compared to $136.8 million in the third quarter of 2023. EPS increased 14.1% to $0.73 as compared to $0.64 in the third quarter of 2023. Adjusted EPS(1) increased 6.5% to $0.82 as compared to $0.77 in the third quarter of 2023.

The Company ended the third quarter of 2024 with total debt of $2.3 billion and consolidated indebtedness less netted cash(1) of $2.2 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.41 times for the trailing twelve months ended September 30, 2024.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

For the full year 2024, the Company narrowed its expectations for an adjusted EPS(1) range of $2.45 to $2.55, which represents a 4% increase in adjusted EPS(1) from the prior year at the midpoint. This contemplates the Company's current outlook that 2024 sales will be slightly below the prior year.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2024.

Dividend Declared

The Company's Board of Directors declared a quarterly cash dividend of $0.13 per share, payable on December 5, 2024, to shareholders of record at the close of business on November 21, 2024.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, November 7, 2024, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the expected Mattress Firm acquisition including the outcome of the pending litigation with the FTC, expectations regarding post-closing supply agreements, future performance, integration of acquired companies with our business and the ability of the Company to close the Mattress Firm acquisition on the timeline indicated or at all, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the conflict in the Middle East), the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2024 and subsequent periods and the Company's expectations for sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include risks associated with satisfaction of closing conditions prior to consummation of the Mattress Firm acquisition; Mattress Firm's ongoing operations; the ability to successfully integrate Mattress Firm into Tempur Sealy's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Mattress Firm and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Mattress Firm's and the Company's products and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 750 Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2024	2023		2024	2023
Net sales	$1,300.0	$1,277.1	1.8%	$3,723.0	$3,754.9	(0.8)%
Cost of sales	710.1	703.4		2,066.3	2,139.0
Gross profit	589.9	573.7	2.8%	1,656.7	1,615.9	2.5%
Selling and marketing expenses	272.0	272.9		813.2	799.8
General, administrative and other expenses	118.6	122.2		347.4	344.2
Equity income in earnings of unconsolidated affiliates	(2.5)	(4.6)		(10.5)	(13.4)
Operating income	201.8	183.2	10.2%	506.6	485.3	4.4%

Other expense, net:
Interest expense, net	30.8	32.6		98.5	99.0
Other expense (income), net	0.4	(0.1)		(0.5)	(0.2)
Total other expense, net	31.2	32.5		98.0	98.8

Income before income taxes	170.6	150.7	13.2%	408.6	386.5	5.7%
Income tax provision	(40.8)	(36.8)		(95.5)	(93.5)
Net income before non-controlling interest	129.8	113.9	14.0%	313.1	293.0	6.9%
Less: Net (loss) income attributable to non-controlling interest	(0.2)	0.6		0.7	2.0
Net income attributable to Tempur Sealy International, Inc.	$130.0	$113.3	14.7%	$312.4	$291.0	7.4%

Earnings per common share:
Basic	$0.75	$0.66	13.6%	$1.80	$1.69	6.5%
Diluted	$0.73	$0.64	14.1%	$1.75	$1.64	6.7%

Weighted average common shares outstanding:
Basic	173.7	172.2		173.6	172.1
Diluted	178.2	177.6		178.1	177.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2024	December 31, 2023
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$104.2	$74.9
Accounts receivable, net	467.6	431.4
Inventories	496.2	483.1
Prepaid expenses and other current assets	87.3	113.8
Total Current Assets	1,155.3	1,103.2
Property, plant and equipment, net	843.8	878.3
Goodwill	1,097.3	1,083.3
Other intangible assets, net	714.6	714.8
Operating lease right-of-use assets	617.6	636.5
Deferred income taxes	14.2	15.6
Other non-current assets	125.2	122.2
Total Assets	$4,568.0	$4,553.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$346.8	$311.3
Accrued expenses and other current liabilities	466.8	427.1
Short-term operating lease obligations	129.9	119.6
Current portion of long-term debt	46.4	44.9
Income taxes payable	21.9	5.3
Total Current Liabilities	1,011.8	908.2
Long-term debt, net	2,227.1	2,527.0
Long-term operating lease obligations	548.7	574.8
Deferred income taxes	128.9	127.9
Other non-current liabilities	78.3	82.6
Total Liabilities	3,994.8	4,220.5

Redeemable non-controlling interest	8.7	10.0

Total Stockholders' Equity	564.5	323.4
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$4,568.0	$4,553.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$313.1	$293.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121.9	99.6
Amortization of stock-based compensation	27.3	35.9
Amortization of deferred financing costs	2.8	2.9
Bad debt expense	9.9	7.1
Deferred income taxes	0.6	0.5
Dividends received from unconsolidated affiliates	23.4	18.1
Equity income in earnings of unconsolidated affiliates	(10.5)	(13.4)
Foreign currency adjustments and other	0.9	(1.9)
Changes in operating assets and liabilities	48.0	37.4
Net cash provided by operating activities	537.4	479.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(76.4)	(153.3)
Other	0.5	0.5
Net cash used in investing activities	(75.9)	(152.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	1,165.3	1,491.5
Repayments of borrowings under long-term debt obligations	(1,472.6)	(1,689.9)
Proceeds from exercise of stock options	0.3	2.8
Treasury stock repurchased	(43.8)	(36.0)
Dividends paid	(70.1)	(58.8)
Repayments of finance lease obligations and other	(14.8)	(12.8)
Net cash used in financing activities	(435.7)	(303.2)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3.5	(1.0)
Increase in cash and cash equivalents	29.3	22.2
CASH AND CASH EQUIVALENTS, beginning of period	74.9	69.4
CASH AND CASH EQUIVALENTS, end of period	$104.2	$91.6

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,
(in millions)	Consolidated		North America		International
	2024	2023	2024	2023	2024	2023
Wholesale (a)	$981.8	$974.6	$878.4	$885.1	$103.4	$89.5
Direct (b)	318.2	302.5	136.9	138.6	181.3	163.9
	$1,300.0	$1,277.1	$1,015.3	$1,023.7	$284.7	$253.4

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis", which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended September 30, 2024 and 2023:

	Three Months Ended
(in millions, except per share amounts)	September 30, 2024	September 30, 2023
Net income	$130.0	$113.3
Transaction costs (1)	13.7	15.7
Supply chain transition costs (2)	8.2	—
Cybersecurity event (3)	—	13.5
Operational start-up costs (4)	—	2.3
Adjusted income tax provision (5)	(5.4)	(8.0)
Adjusted net income	$146.5	$136.8

Adjusted earnings per common share, diluted	$0.82	$0.77

Diluted shares outstanding	178.2	177.6

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2024.

	3Q 2024
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,300.0		$1,015.3		$284.7		$—

Gross profit	$589.9	45.4%	$426.7	42.0%	$163.2	57.3%	$—
Adjustments:
Supply chain transition costs (2)	8.0		8.0		—		—
Transaction costs (1)	2.4		2.4		—		—
Total adjustments	10.4		10.4		—		—

Adjusted gross profit	$600.3	46.2%	$437.1	43.1%	$163.2	57.3%	$—

Operating income (expense)	$201.8	15.5%	$193.3	19.0%	$51.7	18.2%	$(43.2)
Adjustments:
Transaction costs (1)	13.7		2.5		—		11.2
Supply chain transition costs (2)	8.2		8.2		—		—
Total adjustments	21.9		10.7		—		11.2

Adjusted operating income (expense)	$223.7	17.2%	$204.0	20.1%	$51.7	18.2%	$(32.0)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2023:

	3Q 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,277.1		$1,023.7		$253.4		$—

Gross profit	$573.7	44.9%	$430.4	42.0%	$143.3	56.6%	$—
Adjustments:
Cybersecurity event (3)	9.6		9.6		—		—
Operational start-up costs (4)	2.3		2.3		—		—
Total adjustments	11.9		11.9		—		—

Adjusted gross profit	$585.6	45.9%	$442.3	43.2%	$143.3	56.6%	$—

Operating income (expense)	$183.2	14.3%	$195.5	19.1%	$40.0	15.8%	$(52.3)
Adjustments:
Transaction costs (1)	15.7		—		—		15.7
Cybersecurity event (3)	13.5		10.0		1.1		2.4
Operational start-up costs (4)	2.3		2.3		—		—
Total adjustments	31.5		12.3		1.1		18.1

Adjusted operating income (expense)	$214.7	16.8%	$207.8	20.3%	$41.1	16.2%	$(34.2)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended September 30, 2024 and 2023:

	Three Months Ended
(in millions)	September 30, 2024	September 30, 2023
Net income	$130.0	$113.3
Interest expense, net	30.8	32.6
Income taxes	40.8	36.8
Depreciation and amortization	51.3	45.5
EBITDA	$252.9	$228.2
Adjustments:
Transaction costs (1)	13.7	15.7
Supply chain transition costs (2)	8.2	—
Cybersecurity event (3)	—	13.5
Operational start-up costs (4)	—	2.3
Adjusted EBITDA	$274.8	$259.7
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended September 30, 2024:

Trailing Twelve Months Ended
(in millions)	September 30, 2024
Net income	$389.5
Interest expense, net	129.4
Loss on extinguishment of debt (6)	3.2
Income tax provision	105.4
Depreciation and amortization	198.9
EBITDA	$826.4
Adjustments:
Transaction costs (1)	53.3
Fair value remeasurement (7)	11.0
Supply chain transition costs (2)	8.2
Operational start-up costs (4)	7.1
Cybersecurity event (3)	0.8
Adjusted EBITDA	$906.8

Consolidated indebtedness less netted cash	$2,183.6

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.41 times

Under the 2023 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended September 30, 2024, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.41 times for the trailing twelve months ended September 30, 2024. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of September 30, 2024. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	September 30, 2024
Total debt, net	$2,273.5
Plus: Deferred financing costs (8)	14.3
Consolidated indebtedness	2,287.8
Less: Netted cash (9)	104.2
Consolidated indebtedness less netted cash	$2,183.6

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the third quarter of 2024, the Company recorded $13.7 million of transaction costs associated with the pending acquisition of Mattress Firm. Cost of sales included $2.4 million of charges related to customer-specific inventory. Operating expenses primarily included legal and professional fees associated with the pending acquisition of Mattress Firm. In the third quarter of 2023, the Company recorded $15.7 million of transaction costs primarily associated with the pending acquisition of Mattress Firm. In the trailing twelve months ended September 30, 2024, the Company recognized $53.3 million of transaction costs associated with the pending acquisition of Mattress Firm.
(2)	In the third quarter of 2024, the Company recorded $8.2 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities, with $8.0 million recorded in cost of sales and $0.2 million recorded in operating expenses.
(3)	In the third quarter of 2023, the Company recorded $13.5 million of costs associated with the cybersecurity event identified on July 23, 2023. Cost of sales included $9.6 million of manufacturing and network disruption costs incurred to ensure business continuity. Operating expenses included $3.9 million, primarily related to professional fees incurred for incident response, containment measures and stabilization of the Company's information systems. In the trailing twelve months ended September 30, 2024, the Company recorded $0.8 million of costs associated with the cybersecurity event identified on July 23, 2023.
(4)	In the third quarter of 2023, the Company recorded $2.3 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S., including personnel and facility related costs. In the trailing twelve months ended September 30, 2024, the Company recognized $7.1 million of operational start-up costs.
(5)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(6)	In the trailing twelve months ended September 30, 2024, the Company recognized $3.2 million of loss on extinguishment of debt associated with the refinancing of its senior secured credit facilities.
(7)	In the trailing twelve months ended September 30, 2024, the Company recorded a fair value remeasurement of $11.0 million related to a strategic investment in a product innovation initiative.
(8)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(9)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.